Exhibit 5.1

October 12, 2011

Trimeris, Inc.

2530 Meridian Parkway, 2nd Floor

Durham, NC 27713

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Trimeris, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed registration of up to 73,102,033 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to be issued in connection with the merger contemplated by that certain Agreement and Plan of Merger and Reorganization, dated June 13, 2011 (the “Merger Agreement”), by and among the Company, Tesla Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Synageva BioPharma Corp.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions and corporate records furnished to us by the Company, certificates of public officials and other documents and instruments as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)	the Registration Statement;

(ii)	the Fifth Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”);

(iii)	the form of Certificate of Amendment to the Restated Certificate, increasing the number of authorized shares of Common Stock from 60,000,000 to up to a maximum of 150,000,000 shares (the “Share Increase Amendment”), to be filed with the Secretary of State of the State of Delaware immediately prior to the Closing (as defined in the Merger Agreement);

(iv)	the form of Certificate of Amendment to the Restated Certificate, effecting a reverse stock split of the issued and outstanding Common Stock at a ratio within the range of one-for-two to one-for-eight (the “Reverse Stock Split Amendment”), to be filed with the Secretary of State of the State of Delaware immediately prior to the Closing;

(v)	the Second Amended and Restated Bylaws of the Company;

(vi)	a certificate from the Secretary of State of the State of Delaware as to the existence and good standing of the Company under the laws of the State of Delaware as of October 12, 2011 (the “Good Standing Certificate”);

(vii)	the resolutions adopted by the Company’s board of directors on June 11, 2011 (the “Board Resolutions”), as certified by the Secretary of the Company, relating to the execution and delivery of, and the performance by the Company of its obligations under, the Merger Agreement, including the issuance of the Shares pursuant to the Merger Agreement; and

(viii)	the Merger Agreement.

In addition, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, corporate records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (vii) that the officers and directors of the Company have properly exercised their fiduciary duties; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; (ix) that, prior to the issuance of any Shares, the Company’s stockholders will have duly adopted the Share Increase Amendment; (x) that, prior to the issuance of any Shares, the Company’s stockholders will have duly adopted the Reverse Stock Split Amendment; and (xi) that, prior to the issuance of any Shares, the Share Increase Amendment and the Reverse Stock Split Amendment will each have been filed with, and certified as “filed” by, the Secretary of State of the State of Delaware. As to all questions of fact material to this opinion letter, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We have been engaged by the Company in connection with specified matters relating to the transactions contemplated by the Merger Agreement and the Registration Statement, and we do not represent the Company with respect to all legal matters or issues. The Company has in the past employed and continues to employ other independent counsel and handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares, when issued as described in the Registration Statement and in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, as in effect on the date hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

This opinion letter speaks as of the date hereof and through the effectiveness of the Registration Statement; however, we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the effectiveness of the Registration Statement, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” contained in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP

Paul Hastings LLP